Exhibit 10.1
INTEL CORPORATION
NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE 2006 EQUITY INCENTIVE PLAN
(for RSUs granted after January 17, 2008)
1.	TERMS OF RESTRICTED STOCK UNIT

This Restricted Stock Unit Agreement (this “Agreement”), the Notice of Grant delivered herewith (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the “Corporation”) regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant.

2.	VESTING OF RSUs

Provided that you continuously serve as a member of the Corporation’s Board of Directors from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs shall vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $.001 par value (the “Common Stock”), specified in the Notice of Grant with respect to such vesting date, except as otherwise provided in this Agreement. If a vesting date falls on a weekend or any other day on which the Nasdaq Stock Market (“NASDAQ”) is not open, affected RSUs shall vest on the next following NASDAQ business day. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2006 Plan.

RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your service as a member of the Corporation’s Board of Directors terminates for any reason except death, Disablement (defined below) or Retirement (defined below), prior to the vesting dates set forth in your Notice of Grant, your unvested RSUs will be cancelled.

3.	CONVERSION INTO COMMON STOCK

Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 8 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the
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delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.

Notwithstanding the foregoing, (i) the Corporation shall not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters.

4.	TERMINATION OF SERVICE AS DIRECTOR

Except as expressly provided otherwise in this Agreement, if your term of service as a director of the Corporation’s Board of Directors terminates for any reason other than death, Disablement (defined below), or Retirement (defined below), all RSUs not then vested shall be cancelled on the date of termination of service.

5.	DEATH

Except as expressly provided otherwise in this Agreement, if you die during your term of service as a member of the Corporation’s Board of Directors, your RSUs will become one hundred percent (100%) vested.

6.	DISABILITY

Except as expressly provided otherwise in this Agreement, your RSUs will become one hundred percent (100%) vested, if your service as a member of the Corporation’s Board of Directors terminates due to your Disablement. For purposes of this Section 6, “Disablement” shall be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation, and, in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation, “Disablement” means a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation.

7.	RETIREMENT

If you retire from service as a member of the Corporation’s Board of Directors at age 72 or more, or with at least seven (7) years of service as a member of the
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Corporation’s Board of Directors, your RSUs will become one hundred percent (100%) vested.

8.	TAX WITHHOLDING

RSUs are taxable upon vesting (the later of the date indicated in your Notice of Grant or your election to defer to a date no later than termination of service). To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Corporation for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting of a RSU, vesting of a RSU or any sale of shares of the Common Stock (whichever is applicable).

The Corporation shall not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.

Unless provided otherwise by the Committee of the Board of Directors established pursuant to the 2006 Plan (the “Committee”), these tax withholding obligations (if any) will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize UBS Financial Services Inc., or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and to pay such tax withholding to the Corporation. The shares may be sold as part of a block trade with other participants of the 2006 Plan in which all participants receive an average price. For this purpose, “Market Value” will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ on the day your RSUs vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 8 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.
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9.	ELECTION TO DEFER RECEIPT OF RSU SHARES

You may elect to defer receipt of shares of Common Stock relating to an RSU beyond the vesting dates set forth in your Notice of Grant under the rules and procedures established separately by the Corporation. That election will allow you to defer income recognition, until the date on which your service as a member of the Corporation’s Board of Directors terminates for any reason. Under Internal Revenue Code Section 409A, the election to defer under this section must be made in the calendar year prior to the year in which services related to those RSU’s are first performed. Notwithstanding anything to the contrary in this Agreement, shares of Common Stock will not be issued and you will not have any rights of a stockholder in Common Stock issuable under this Agreement to the extent that you have elected to defer the issuance and receipt of such Common Stock. If, however, your service as a member of the Corporation’s Board of Directors terminates prior to the vesting dates set forth in your Notice of Grant, any shares that would not have vested on your date of termination will be cancelled regardless of your election. Notwithstanding your election to defer made in the calendar year prior to grant, the Corporation is not obligated to make a grant in any future year or in any given amount and should not create an expectation that the Corporation might make a grant in any future year or in any given amount.

10.	RIGHTS AS A STOCKHOLDER

Your RSUs may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, shall be void and unenforceable against the Corporation.

You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs shall remain terminable pursuant to this Agreement at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs shall have no value for purposes of any aspect of your employment relationship with the Corporation.

11.	AMENDMENTS

The 2006 Plan and RSUs may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2006 Plan.

12.	THE 2006 PLAN AND OTHER TERMS; OTHER MATTERS
(a)	Certain capitalized terms used in this Agreement are defined in the 2006 Plan. Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant. You
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hereby acknowledge that a copy of the 2006 Plan has been made available to you.

(b)	The grant of RSUs to you in any one year, or at any time, does not obligate the Corporation to make a grant in any future year or in any given amount and should not create an expectation that the Corporation might make a grant in any future year or in any given amount.

(c)	To the extent that the grant of RSUs refers to the Common Stock of Intel Corporation, and as required by the laws of your country of residence, only authorized but unissued shares thereof shall be utilized for delivery upon vesting in accord with the terms hereof.

(d)	Notwithstanding any other provision of this Agreement, if any changes in the financial or tax accounting rules applicable to the RSUs covered by this Agreement shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of the Corporation, the Committee may, in its sole discretion, modify this Agreement or cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.

(e)	Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intel Corporation, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. The Committee may provide that any dispute as to this Agreement shall be presented and determined in such forum as the Board of Directors may specify, including through binding arbitration. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(f)	Copies of Intel Corporation’s Annual Report to Stockholders for its latest fiscal year and Intel Corporation’s latest quarterly report are available, without charge, at the Corporation’s business office.

(g)	Notwithstanding any other provision of this Agreement, if any changes in law or the financial or tax accounting rules applicable to the RSUs covered by this Agreement shall occur, the Corporation may, in its sole discretion, (1) modify this Agreement to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.
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